EXHIBIT 99.1

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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        SMITH CORONA TO SELL 15% OF NEW STOCK TO MARAFUND;
WILL BOOST UNSECURED CREDITOR CASH RECOVERIES


     New Canaan, Conn. -- Aug. 16, 1996 -- Smith Corona Corporation today signed a stock purchase agreement with MaraFund, LTD., a New York-based investment firm, for the sale of 15 percent of the new common stock in the reorganized company for $5 million. Pending creditor and Bankruptcy Court approval of the company's Plan of Reorganization, the entire proceeds would be used to increase the cash pool available on a pro rata basis to unsecured creditors from $10.3 million to $15.3 million -- an increase of nearly 50 percent. Creditors' stock distribution in the new company would decline from 85 to 70 percent.

     The stock agreement also allows MaraFund to obtain an additional 70 percent of the stock in the reorganized company for an additional $15 million, provided that the full stock subscription is completed by August 31, 1996.

     "We view this agreement as very positive, because it gives a significant boost to creditor recoveries in pure dollars and also demonstrates investor confidence in the company's future," stated Ronald F. Stengel, president and chief executive officer of Smith Corona. "The committee representing the unsecured creditors supports the company's entering into this agreement."

     The company indicated that it will revise its amended Plan of Reorganization and Disclosure Statement to reflect the new stock agreement. Mailing of the Disclosure Statement and ballots for voting on the Plan will be delayed slightly. The confirmation hearing remains scheduled for Oct. 7, 1996.

     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.

     MaraFund, LTD. is a privately held New York corporation which has been actively involved in investing in telecommunications, health care, and other technology companies.


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